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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

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The following articles will be posted to Esmark’s website at http//www.esmark.com. Esmark has not received the consent of the authors or the publications to use the news articles as proxy soliciting material.

The following text will be added to the page “Relevant News Coverage” on Esmark’s website at http//www.esmark.com:

August 4

Chicago Sun-Times –

Independent Steel Bought by Esmark for $21 Million

August 4

The Plain Dealer (Cleveland) –

Esmark Buys Independent Steel

August 4

Northwest Indiana Times (Munster) –

Chicago Heights Steel Service Center Buys Cleveland-Based Processor

* * *

Chicago Sun-Times

Independent Steel bought by Esmark for $21 million

Friday, August 4, 2006

Esmark Inc. continued its buying spree Thursday as the steel service center disclosed its 10th acquisition since it was founded in 2003, bringing the total price paid to $221 million.

The privately held company — named in honor of one of Chicago’s premier food companies in the 1980s — bought Cleveland-based Independent Steel, a steel services center, for $21 million in cash.

“The acquisition demonstrates Esmark’s commitment to growth and investment in the Ohio Valley,” said Esmark Chairman and CEO James P. Bouchard. “This is another important strategic step towards completing our downstream-growth platform between the Pittsburgh-Chicago growth corridor.”

Esmark is leading an investment group to buy Wheeling-Pittsburgh Steel Corp., which so far has spurned Esmark’s advances.

Wheeling Pitt is pursuing an alliance with Brazil’s Companhia Siderurgica Nacional, and Esmark has responded by nominating a slate of directors that would give it control over Wheeling Pitt.

Thursday, the Brazilian steel maker said it was “very pleased” with negotiations with Wheeling Pitt that could lead to a takeover.

Under the Esmark proposal, Wheeling-Pitt would issue 26.5 million new common shares to Esmark shareholders and would offer to buy back up to 50 percent of its own outstanding stock, or 7.3 million shares, at $20 per share. The offer amounts to a 12 percent premium over Wheeling-Pitt’s closing price on the day before the Esmark offer.

The Plain Dealer (Cleveland)

Esmark buys Independent Steel

Sale of Liverpool Twp. company continues industry consolidation

By Peter Krouse, Plain Dealer Reporter

Friday, August 04, 2006

Esmark Inc. of Chicago has purchased Independent Steel Co., a steel-service center at 615 Liverpool Drive in Liverpool Township, for $21 million in cash. The acquisition continues a trend toward consolidation in the steel-service industry.

Independent Steel, owned by the Primrose Group, has annual sales of about $60 million. Dave Nix, chief executive officer at Independent Steel, said that all 50 employees of the company will keep their jobs and that he will continue to run the company as a subsidiary of Esmark.

Nix said he expects to increase employment 20 percent over the next six months as Independent Steel takes advantage of the buying power that comes with being part of Esmark as well as the loss of a competitor based in Michigan.

Independent Steel buys flat-rolled steel from Mittal Steel USA and other producers and performs additional processing, including slitting coils into narrower strips and rolling them to reduce the thickness.

Last month, steel-service center Monarch Steel Co. of Cleveland agreed to buy the Cleveland plant of competitor Feralloy Corp. of Chicago.

The Monarch and Esmark deals aren’t expected to have much effect on Olympic Steel Inc., the publicly traded steel-service center in Bedford Heights, because the company does not compete much with either company, Olympic Steel Chief Executive Officer Michael Siegal said.

Esmark formed in 2003, reviving the name of a former major food-products conglomerate based in Chicago. The company has eight steel-service centers and two electro-galvanizing plants. Its annual sales are about $625 million.

Esmark also is trying to acquire steel maker Wheeling-Pittsburgh Corp.

Northwest Indiana Times (Munster)

Chicago Heights Steel Service Center Buys Cleveland-Based Processor

By The Times, Munster, Ind.

Friday, August 04, 2006, 12:21 PM

Aug. 4—Esmark Inc., the Chicago Heights-based steel service center in a merger battle with a Brazilian company for Wheeling-Pittsburgh, has acquired Cleveland-based Independent Steel Co. for $21 million in cash.

“The acquisition of Independent Steel demonstrates Esmark’s commitment to growth and investment in the Ohio Valley,” said James Bouchard, Esmark chairman and chief executive officer. “This is another important strategic step towards completing our downstream-growth platform between the Pittsburgh-Chicago growth corridor.”

The acquisition of the privately held processor and distributor of value-added steel products marks Esmark’s 10th since it was founded in 2003.

Its acquisitions, which include Sun Steel and Century Steel, both in Chicago Heights; East Chicago-based ECT; Homewood-based North American Steel LLC; and North Aurora-based Premier Resource Group LLC, have focused on older, established companies and its customers who purchase a wide variety of cold rolled, coated and hot rolled steel products.

Fifty-year-old Independent Steel has annual revenues of more than $60 million and serves the construction, tubing manufacturers, consumer products and transportation industries with a range of low carbon cold rolled and galvanized painted steel applications and products. Its service region includes Ohio, Pennsylvania, Michigan, Indiana and New York.

Under terms of the acquisition, company President Dave Nix will remain in that capacity and also become an officer of Esmark. Mark Schwertner also will stay in his current role as the company’s vice president and chief operating officer.

“We’re truly excited to become part of the Esmark family,” Nix said. “We are joining one of the best capitalized and strategically positioned companies in the industry today. This transaction is welcomed by our employees, the United Steelworkers and our customers who will benefit from the substantial resources Esmark can bring to the Midwest and the Ohio Valley markets.”

With the acquisition of Independent Steel, annual revenues for the Esmark Steel Services family of companies now exceed $625 million, Bouchard said.

“Since our founding in 2003, our strategy has been solely focused on setting new industry standards in inventory management, procurement, operational efficiency,” he said. “We believe our growth in revenue and profitability is a validation that our strategy is working. We remain debt-free and expect Independent Steel to enhance Esmark’s cash flow as it approaches a proposed merger with Wheeling Pittsburgh Steel Corp. later this year.”

However, Wheeling-Pitt announced Thursday that it has negotiated an arrangement that would combine its assets with the North American assets of Companhia Siderurgica Nacional. Under terms of the proposed agreement, CSN would make $225 million cash investment through financing that would be convertible into approximately 11.8 million shares of a new Wheeling-Pittsburgh holding company within a three-year period, subject to the USW’s approval.